Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of September 9, 2008, by and between Baywood International, Inc., a Nevada corporation (the “Company”), and Eric Skae, an individual residing at c/o 60 Dutch Hill Road, #9 Orangeburg, NY 10962 (“Employee”).

W I T N E S S E T H:

WHEREAS, Baywood New Leaf Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“Buyer”), intends to purchase certain assets (the “Purchased Assets”) of Skae Beverage International, LLC, a Delaware limited liability company, (“SBI”), pursuant to an Asset Purchase Agreement, of even date herewith, by and among the Company, Buyer, SBI and Employee (the “Asset Purchase Agreement”);

WHEREAS, immediately prior to the closing of the transactions contemplated in the Asset Purchase Agreement (the “Closing”), Employee is employed as President of SBI;

WHEREAS, this Agreement is to be effective upon the Closing;

WHEREAS, the Company wishes to ensure that it will continue to have the benefits of Employee’s services after the Closing on the terms and conditions hereinafter set forth; and

WHEREAS, Employee desires to work for the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.

Employment; Term.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth herein.  The term of employment shall commence upon the Closing and shall continue for a period of five (5) years (the “Term”), unless earlier terminated in accordance with Section 5 hereof.

2.

Employment.

(a)

The Company hereby agrees to employ Employee as a Vice President of the Company and as President of Buyer for the Term.  Employee agrees to serve in such capacity and shall have primary responsibility for the operation of the business formerly conducted by SBI, including the responsibility for recruiting and managing the management team and other employees of such business, preparing and implementing the budget for such business, and such other duties, responsibilities and authority, commensurate with such position as shall be assigned to him by the Board of Directors (the “Board”) or the Chief Executive Officer of the Company (the “CEO”) subject, in each case, to the direction of the CEO and/or the Board, as applicable.

(b)

Except as expressly set forth in Section 7(b) hereof with respect to Employee’s permitted duties as a consultant for Iceland Springs, Employee shall devote Employee’s full business time and attention to Employee’s duties on the Company’s behalf.

(c)

As set forth in the Asset Purchase Agreement, within thirty (30) days of Closing, Company shall cause its board of directors to appoint Employee as a director of Baywood and to maintain such appointment, subject to approval by the shareholders of Company in accordance with the Articles of Incorporation and the by-laws of the Company, for the longer of (i) such period as Employee is owed an amount exceeding One Hundred and Fifty Thousand Dollars ($150,000) by Baywood in connection with the sale and purchase of the Purchased Assets (as defined in the Asset Purchase Agreement) or (ii) Employee is employed by Buyer in the office of President (or such other office where the duties are materially similar to those duties of Employee as President).  Employee’s reasonable expenses as a member of Company’s board of directors shall be reimbursed by Company in accordance with the Company’s policy as it may be amended from time to time.

3.

Compensation.

(a)

The Company shall pay Employee a base salary of One Hundred Seventy-Five Thousand Dollars ($175,000) per annum (the “Base Salary”), payable bi-weekly, in accordance with the Company’s then existing payroll practices and subject to all legally required or customary withholdings and other applicable taxes.  Executive shall be entitled to an increase in Base Salary of five percent (5%) per annum upon meeting performance standards reasonably established by the Board or otherwise based on performance as reasonably determined by the Board.

(b)

Employee shall be entitled to receive an annual bonus award (“Annual Bonus”) based on the achievement of established financial goals as set forth below.  Employee’s Annual Bonus shall equal 4% of the net profit for the business formerly know as SBI as defined under U.S.GAAP.  Net profits under U.S. GAAP shall include all direct revenues and direct cost of the business and allocations of those shared common costs with the Company.  By means of example share cost would include such items as Product and General Liability Insurance, Employer portion Health Insurance and similar such shared cost.  The Employee’s Annual Bonus shall be for each fiscal year upon meeting performance standards reasonably established by the Board or otherwise based on performance as reasonably determined by the Board, commencing twelve months from date of Closing.  Employee’s Annual Bonus shall be subject to review and approval each year by the Board.  Notwithstanding the foregoing, the Annual Bonus for each fiscal year completed during the Term shall be no less than Fifty Thousand Dollars ($50,000) pro-rated with respect to any partial fiscal year during the Term.  The Annual Bonus shall be paid out as follows: Twenty Five Thousand Dollars ($25,000) (or such lesser pro-rated amount with respect to any partial year during the Term) within fifteen (15) days of the end of the completion of the applicable year of the Term, with the balance paid out calculated and paid within thirty (30) days of the end of the applicable fiscal year end; provided, however, that in the event of the expiration of the Term on September 7, 2013 (i.e., such expiration other than by an event of early termination under Section 6 hereof) Employee shall receive any accrued but unpaid Annual Bonus to the date of such expiration, calculated and paid within thirty (30) days of such expiration.

(c)

At Closing, the Company shall grant to Employee from the Company’s executive option pool, pursuant to the Company’s 2008 Stock Option Plan (the “Plan”), options (the “Options”) to purchase 250,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) at an exercise price equal to the Current Market Price (as hereinafter defined) on the date of grant.  The Options will vest as to 20% on the date of grant and as to an additional 20% on each anniversary date of the date of grant.  The Options will expire as to each vested portion if not exercised within five (5) years after the date of vesting.  Subject to the foregoing, the terms and provision of the Options shall be consistent with the Plan and all exhibits thereto.

For purposes of this Agreement, “Current Market Price” on any day of determination means the closing price of a share of Common Stock on the over-the-counter bulletin board as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any Nasdaq member firm of the National Association of Securities Dealers, Inc. selected from time to time by the Board for that purpose, or if not so available, a price determined in good faith by the Board as being equal to the fair market value thereof, as the case may be.

4.

Benefits.

(a)

The Company agrees to reimburse Employee for all reasonable out-of-pocket business expenses incurred by Employee in the normal course of business in connection with the performance of Employee’s duties under this Agreement in accordance with the Company’s policy as it may be amended from time to time.  The Company shall make such reimbursements within a reasonable amount of time after submission by Employee of vouchers, receipts, credit card bills or other documentation in accordance with the Company’s then applicable policies and procedures.  The Company shall provide Employee with a corporate credit card solely for use in charging such business expenses as set forth above.

(b)

Employee shall be entitled to participate in any and all medical insurance, group health care programs, disability insurance, pension and other benefit plans which are made generally available by the Company to other similarly situated senior level employees of the Company performing similar functions as Employee.  The Company, in its sole discretion, may at any time amend or terminate its benefit plans or programs; provided, however, that the Company shall not do so except to the extent that such amendment or termination is in good faith and applies generally to the employees of the Company.

(c)

The Company shall maintain, at its expense, key man life insurance (the “Policy”) on the life of Employee for the benefit of the Company with a benefit of Two Million Five Hundred Thousand Dollars ($2,500,000).  Employee’s signature to this Agreement constitutes Employee’s written consent to being insured under the Policy and that the Company may continue such life insurance coverage after Employee’s employment with the Company terminates, regardless of the cause of such termination.  Employee shall make all necessary applications, submit to physical examinations and otherwise cooperate with the Company with respect to the purchase of the Policy.

(d)

The Company shall match Employee’s contributions, if any, made to the Company’s 401(k) plan, dollar for dollar, up to 4% per annum of the Employee compensation subject to the limits imposed by the Internal Revenue Service regulations.

(e)

Employee shall be entitled to four (4) weeks paid vacation per annum, at a time or times to be determined in consultation with the Chief Executive Officer of the Company.  Vacation not taken or used shall be deferred or paid in cash to the extent, if at all, consistent with the Company’s employment polices in effect from time to time.

(f)

Employee shall be entitled to such other benefits as are generally available to other similarly situated senior level employees of the Company performing similar functions as Employee.

(g)

Company shall pay Employee a monthly automobile allowance in the amount of Seven Hundred and Fifty ($750) Dollars per month, payable within ten (10) days of the first of each calendar month starting September 10, 2008.

5.

Termination.  Employee’s employment hereunder may be terminated under the following circumstances:

(a)

Death.  Employee’s employment hereunder shall terminate immediately upon Employee’s death.

(b)

Disability.  The Company may terminate Employee’s employment hereunder at any time after Employee becomes “Disabled.”  For purposes of this Agreement, Employee shall be “Disabled” upon the earlier of (i) the date Employee becomes entitled to receive disability benefits under the Company’s long-term disability plan or (ii) Employee’s inability to perform the essential functions of the duties and responsibilities contemplated under this Agreement for a period of more than ninety (90) consecutive days or for more than one hundred twenty (120) days in any 270-day period due to physical or mental incapacity or impairment, as determined in the reasonable judgment of a physician licensed in the State of New York, selected by the Company.  Such termination shall become effective five (5) business days after the Company gives written notice of such termination to Employee or to his legal representative, in accordance with Section 9 hereof.

(c)

Termination by the Company without Cause.  The Company may terminate Employee’s employment hereunder without Cause (as hereinafter defined) at any time after providing written notice to Employee.

(d)

Termination by the Company for Cause.  The Company may terminate Employee’s employment hereunder for Cause at any time after providing written notice to Employee, which notice shall provide in reasonable detail the reason(s) for such termination.  For purposes of this Agreement, “Cause” shall mean any of the following: (i) Employee’s willful or intentional failure or refusal to perform or observe Employee’s significant duties, responsibilities or obligations set forth in, or as contemplated under (by virtue of Employee’s office), this Agreement where such failure or refusal shall not have ceased or been remedied within thirty (30) days following written warning from the Company, provided that such obligation to provide written warning and the related right to cure shall not apply to (x) such matters as are not curable, or (y) repeated violations of this clause (i); (ii) acts or omissions by Employee involving Employee’s gross negligence related to the discharge of Employee’s duties; (iii) any act or failure to act by Employee constituting fraud or involving a knowing, willful or intentional misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”); (iv) conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud; (v) any willful or intentional act or omission by Employee which is intended to or which materially injures the reputation, business or business relationships of the Company, or Employee’s reputation or business relationships; (vi) alcoholism, drug abuse or other substance abuse having a material adverse effect on the performance of Employee’s duties hereunder; or (vii) Employee’s willful or intentional failure or refusal to comply with any reasonable and lawful request or direction of the Company not contrary to the provisions of this Agreement, where such failure or refusal shall not have ceased or been remedied within thirty (30) days following written warning from the Company, provided that such obligation to provide written warning and the related right to cure shall not apply to (x) such matters as are not curable, or (y) repeated violations of this clause (vii).

(e)

Termination by Employee for Good Reason.  Employee may terminate Employee’s employment hereunder at any time for either of the following reasons (a termination for “Good Reason”):  (i) the Company’s breach of any material provision of this Agreement or the Asset Purchase Agreement, which shall continue unremedied for thirty (30) days after written notice by Employee to the Company, (ii) Company defaults with respect to any of its obligations under the Promissory Notes (Skae Creditors) and such default or defaults remain unremedied for thirty (30) days, (iii) if Employee is relieved by the Company of primary responsibility for the operations of the  business formerly conducted by SBI, except (x) for Cause, or (y) if Employee is given other duties of substantially the same responsibility and importance to the Company or (iv) if Buyer and/or Company causes SBI’s Orangeburg, New York sales and marketing office to be closed down at any time prior to the date which is six (6) months from the Closing Date.

(f)

Other Termination by Employee.  Employee may terminate Employee’s employment hereunder at any time, other than for Good Reason, after providing thirty (30) days-prior written notice to the Company.

6.

Compensation Following Termination Prior to the End of the Term.  In the event that Employee’s employment hereunder is terminated prior to the end of the Term, Employee shall be entitled only to the following compensation and benefits upon such termination:

(a)

Termination by Reason of Death or Disability.  In the event that Employee’s employment is terminated by reason of Employee’s death or Disability, respectively, the Company shall pay the following amounts to Employee (or Employee’s spouse or estate, as applicable):

(i)

Any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) hereof) for services rendered to the date of termination; provided, however, that in the case of Death, and only to the extent that Baywood, in its sole discretion, has a “key-man” life insurance policy in place with respect to the life of Employee in the amount of $2,500,000 or more, shall pay Employee’s estate an amount equal to twelve (12) months Base Salary.

(ii)

Any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a) hereof.

(iii)

A pro rata share, based on the portion of the fiscal year in which Employee was employed at the time of his death or Disability, of the Annual Bonus to which Employee would have been entitled had Employee remained employed by the Company through the end of the then current fiscal year (as determined pursuant to Section 3(b) hereof).  Such amount shall be paid as soon as reasonably practicable following the calculation thereof at the end of such fiscal year.

Except as otherwise specifically provided herein, in the event Employee’s employment is terminated pursuant to this Section 6(a), the benefits to which Employee may be entitled upon such termination pursuant to the plans, programs and arrangements referred to in Section 4(b) hereof shall be determined and paid in accordance with the terms of such plans, programs and arrangements.

(b)

Termination by the Company for Cause or by Employee without Good Reason.  In the event that Employee’s employment hereunder is terminated by the Company for Cause or by Employee without Good Reason, the Company shall pay the following amounts to Employee:

(i)

Any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) hereof) for services rendered to the date of termination.

(ii)

Any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a) hereof.

(c)

Termination by the Company Without Cause or by Employee for Good Reason.  (A)  In the event that Employee’s employment hereunder is terminated by the Company without Cause or by Employee for Good Reason, the Company shall pay the following amounts to Employee:

(i)

Any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) hereof) for services rendered to the date of termination.

(ii)

Any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a) hereof.

(iii)

Base Salary then in effect for the remainder of the Term following such termination date had such termination not occurred, as well as health and medical benefits for the lesser of (x) twelve (12) months or (y) the remainder of the Term following such termination date had such termination not occurred.

(iv)

A pro rata share, based on such period of the fiscal year in which Employee was employed, of the Annual Bonus to which Employee would have been entitled had Employee remained employed by the Company through the end of the then current fiscal year (as determined pursuant to Section 3(b) hereof); provided, however, that Employee shall be entitled to the entire Annual Bonus to which Employee would have been entitled had Employee remained employed by the Company through the end of the then current fiscal year if, at the time of termination of Employee’s employment pursuant to this Section 6(c), Employee was employed by the Company for at least the first six (6) months of such fiscal year.   Such amount shall be paid as soon as reasonably practicable following the calculation thereof at the end of such fiscal year.

(B)

Notwithstanding the foregoing, the Company shall have no obligation to make any further payments pursuant to Section 6(c)(A)(iii) or 6(c)(A)(iv) hereof in the event that Employee breaches any of his obligations set forth in Section 7 hereof.

(C)

Except as otherwise specifically provided herein, in the event Employee’s employment is terminated pursuant to this Section 6(c), the benefits to which Employee may be entitled upon such termination pursuant to the plans, programs and arrangements referred to in Section 4(b) hereof shall be determined and paid in accordance with the terms of such plans, programs and arrangements.

(d)

General.

In the event that Employee’s employment is terminated for any reason, Employee shall cease to be an employee of the Company for all purposes, and, except as may be provided under this Agreement or under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to Employee at the time of Employee’s termination prior to the end of the Term, shall have no right to receive any other compensation, employee benefits or perquisites, or to participate in any other plan, arrangement or benefit, with respect to any future period after such termination.  In the event that Employee’s employment is terminated for any reason, the Company’s payment of salary and other amounts specifically provided for in the applicable previous paragraph of this Section 6 shall constitute complete satisfaction of all payment obligations of the Company to Employee pursuant to this Agreement, and Employee’s rights set out in this Section 6 shall constitute Employee’s sole and exclusive rights and remedies as a result of any actual or constructive termination of his employment hereunder.

7.

Non-Competition and Non-Solicitation; Non-Disclosure of Proprietary Information; Surrender of Records; Company Property.

(a)

General. Employee acknowledges that the Company would not consummate the transactions contemplated by the Asset Purchase Agreement without the assurance that Employee will not engage in any of the activities prohibited by this Section 7 for the periods set forth below.  Employee agrees to restrict Employee’s actions as provided for in this Section 7.  Employee understands that the provisions of this Section 7 may limit Employee’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that the consideration provided under the Asset Purchase Agreement and this Agreement, including any amounts provided under Section 3 hereof, are sufficient to justify the restrictions contained in such provisions.  In consideration thereof, and in light of Employee’s education, skills and abilities, Employee agrees that Employee will not assert in any forum that the provisions of this Section 7 prevent Employee from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.  Notwithstanding anything set forth herein to the contrary, the provisions set forth in clauses (b) and (c) hereof shall terminate and be of no further force and effect to the extent that Employee’s employment hereunder is terminated pursuant to Section 5(e)(i) or Section 5(e)(ii) hereof.

(b)

Non-Competition. Employee acknowledges and recognizes the highly competitive nature of the Company’s business and that Employee’s position with the Company and access to the Company’s confidential records and proprietary information renders Employee special and unique.  In consideration of payments made and to be made by the Company to Employee pursuant to this Agreement and the Asset Purchase Agreement (including, without limitation, pursuant to Section 3 hereof), Employee agrees that (A) during the Term  or (B) in the event Employee’s employment is terminated prior to the end of the Term, until the later of (x) three (3) years from the Closing Date (as defined below) or (y) six (6) months from the termination of this Agreement if, at the time of such termination, there exists an Event of Default (as that term is defined in the Notes), or one (1) year from the termination of this Agreement in all other circumstances, Employee will not, either directly or indirectly, in North America or any other place in which the Company then does business, engage in, or be affiliated in any manner with any individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust and trustee, executor, administrator or other legal or personal representative, or any government or agency or political subdivision thereof (any of the foregoing, a “Person”) engaged in, the business of manufacturing, marketing, distributing and/or selling (A) non-carbonated, non-alcoholic beverage products, including but not limited to iced tea; (B) any other product categories the Company is actively manufacturing, marketing, distributing and/or selling as of the date of termination or expiration of this Agreement; or (C) any other product categories manufactured, marketed, distributed and/or sold by the Company during the Term, except for Employee performing consulting services for Pure Distribution  and/or Iceland Springs Water, so long as such consulting services do not materially interfere or conflict with his obligations to the Buyer and the Company under this Agreement.  As used in this Agreement, “Closing Date” means the date on which the Closing actually occurs.

(c)

Non-Solicitation.  In further consideration of the payments made and to be made by the Company to Employee pursuant to this Agreement and the Asset Purchase Agreement (including, without limitation, pursuant to Section 3 hereof), Employee agrees that (A) during the Term  or (B) in the event Employee’s employment is terminated prior to the end of the Term, until the later of (x) three (3) years from the Closing Date or (y) one (1) year from the termination of this Agreement, Employee shall not, directly or indirectly, on his own behalf or on behalf of any Person, (A) advise or encourage any employee, agent, consultant, representative, customer, licensor, vendor or supplier of the Company to terminate his, her or its relationship with the Company, or (B) solicit or attempt to solicit or participate in the solicitation of or employ or otherwise engage any employee, agent, consultant or representative of the Company, or otherwise encourage any such person to become an employee, agent, representative or consultant of or to any other Person.

(d)

Proprietary Information.  Employee acknowledges that during the course of Employee’s employment with the Company Employee will necessarily have access to and make use of proprietary information and confidential records of the Company.  Employee covenants that Employee shall not, during the Term or any time thereafter (irrespective of the circumstances under which Employee’s employment with the Company terminates), directly or indirectly, use for Employee’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information of which Employee has knowledge to any person or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law.  Employee acknowledges and understands that the term “proprietary information” includes, but is not limited to, patents, copyrights and trade secrets, including, without limitation: (i) the proprietary software products, programs, applications and processes utilized by or on behalf of the Company to the extent such information is unique to the Company or is not known to others outside the Company; (ii) the name and/or address of any customer, licensor or vendor of the Company, to the extent confidential, or any proprietary information concerning the transactions or relations of any customer of the Company with the Company or any of its principals, directors, employees or agents; (iii) any proprietary information concerning any product, technology or procedure employed by or on behalf of the Company but not generally known to its customers or competitors, or under development by or being tested by or on behalf of the Company but not at the time offered generally to customers; (iv) any information which is generally regarded and treated as confidential or proprietary in any line of business engaged in by or on behalf of the Company; (v) information belonging to customers or affiliates of the Company or any other individual or entity which the Company has agreed to hold in confidence (provided that Employee has knowledge of the Company’s duty to hold such third-party information in confidence); and (vi) all written, graphic or other material relating to or containing any of the foregoing.  The term “proprietary information” shall not include information generally available to or known by the public or in the industry, or information that is or becomes available to Employee on a non-confidential basis from a source other than the Company or the Company’s stockholders, principals, directors, officers, employees or agents (other than as a breach of any obligation of confidentiality).

(e)

Confidentiality and Surrender of Records.  Employee shall not, during the Term or any time thereafter (irrespective of the circumstances under which Employee’s employment with the Company terminates), except as required by law or as is necessary for the performance of Employee’s duties hereunder, directly or indirectly, publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any Person, and Employee shall not retain, and shall deliver promptly to the Company, any of the same following termination of Employee’s employment for any reason or upon request by the Company.  The term “confidential records” means all correspondence, memoranda, files, manuals, books, designs, sketches, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment for records of any kind which may be in Employee’s possession or under Employee’s control or accessible to Employee which may contain any proprietary information.  All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

(f)

Disclosure Required by Law.  In the event Employee is required by law or court order to disclose any proprietary information or confidential records of the Company, Employee shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, Employee shall furnish only that portion of the proprietary information that is legally required as determined by counsel to the Company.

(g)

No Other Obligations.  Employee represents and warrants to the Company that Employee is not precluded or limited in Employee’s ability to undertake or perform the duties described herein by any contract, agreement, or restrictive covenant.  Employee covenants that Employee shall not employ the trade secrets or proprietary information of any other Person in connection with Employee’s employment by the Company.

(h)

Confidentiality of this Agreement.  Employee agrees to keep confidential the terms of this Agreement, to the extent public disclosure is not made by the Company as provided below.  This provision does not prohibit Employee from providing this information as required by law or to his attorneys, accountants or business advisors for purposes of obtaining legal, tax or business advice; provided, however, that Employee shall be responsible for breaches of the confidentiality restrictions contained herein by such persons as if Employee had breached such restrictions.  The Company shall not disclose the terms of this Agreement except as necessary in the ordinary course of its business, as required by law or as required by any governmental or quasi-governmental entity or any self regulatory organization.

(i)

Company Property.  All rights (if any) in reports, materials, inventions, processes, discoveries, improvements, modifications, know-how or trade secrets conceived, developed or otherwise made by Employee during the Term, alone or with others, and in any way relating to the present or future products or business of the Company (collectively, the “Developments”), shall be the sole property of the Company.  Employee agrees to, and hereby does, assign to the Company all of Employee’s right, title and interest in and to all Developments.  Employee agrees that all such Developments that are copyrightable shall constitute works made for hire under the copyright laws of the United States and Employee hereby assigns to the Company all copyrights and other proprietary rights Employee may have in any such Developments to the extent that they might not be considered works made for hire.  Employee shall make and maintain adequate and current written records of all Developments, and shall disclose all Developments fully and in writing to the Company promptly after development of the same, and at any time upon request.

(j)

Enforcement.  Employee acknowledges and agrees that, by virtue of Employee’s position, Employee’s services, and access to and use of proprietary information and confidential records, any violation by Employee of any of the undertakings contained in this Section 7 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law.  Accordingly, Employee agrees that in the event of a breach by Employee of any said undertakings, the Company will be entitled to seek temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post any bond and without proving that damages would be inadequate).  Rights and remedies provided for in this Section 7 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under applicable law.

8.

No Third Party Rights.  The parties do not intend the benefits of this Agreement to inure to any person or entity not a party to this Agreement (other than to the spouse or estate of Employee in the case of death or Disability of Employee, in which case such spouse or estate shall be entitled to only those rights set forth in Section 6(a) hereof).  Notwithstanding anything contained in this Agreement, this Agreement shall not be construed as creating any right, claim or cause of action against any party by any person or entity not a party to this Agreement (other than the spouse or estate of Employee in the case of the death or Disability of Employee, in which case such spouse or estate shall be entitled to only those rights set forth in Section 6(a) hereof).

9.

Notices.  Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been duly given upon personal delivery to the party to be notified or three (3) days after being mailed by United States certified or registered mail, postage prepaid, return receipt requested or one (1) day after being sent by Federal Express or other recognized overnight delivery to the following respective addresses, or at such other address as each may specify by notice to the other:

Notice to the Company:

Baywood International, Inc.

14950 North 83rd Place, Suite 1

Scottsdale, Arizona 85260

Attention: Neil Reithinger, President & CEO

Facsimile: (480) 483-2168

With a copy to:

Hand Baldachin & Amburgey LLP

317 Madison Avenue, 4th Floor

New York, NY 10017

Attention:  Alan Baldachin, Esq.

Facsimile:  (212) 376-6080

Notice to Employee:

Eric Skae

c/o Skae Beverage International, LLC

60 Dutch Hill Road, #9

Orangeburg, NY 10962

Facsimile: (845) 365-1572

With a copy to:

Irene Fonzi, Esq.

Attorney at Law

1402 Highway A1A, Suite A

Satellite Beach, FL 32937

Facsimile: (321) 777-2227

10.

Assignability; Binding Effect.  This Agreement is a personal contract calling for the provision of unique services by Employee, and Employee’s obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated.  In the event of any attempted assignment or transfer of obligations hereunder by Employee contrary to the provisions hereof, the Company will have no further liability for payments hereunder.  The rights and obligations of the Company hereunder will be binding upon and inure to the benefit of the successors and assigns of the Company.

11.

Entire Agreement; Amendment; Waiver.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  This Agreement shall not be modified or amended except by a written instrument duly executed by each of the parties hereto.  Any waiver of any term or provision of this Agreement shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of the Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercise thereof.

12.

Severability.  If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

13.

Survivability.  The provisions of this Agreement, which by their terms call for performance subsequent to termination of Employee’s employment hereunder, or of this Agreement, shall survive such termination.

14.

Counterparts and Headings.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument.  Facsimile signatures shall be given the same legal effect as original signatures.  All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

15.

Governing Law and Dispute Resolution. This Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws.  In the event of any dispute regarding the application or interpretation of this Agreement or the transactions contemplated herein, the parties shall first negotiate in good faith days in an effort to resolve such dispute prior to implementing any other legal action or proceeding with respect to such dispute.

16.

Venue.   Subject to Section 15, the parties hereby agree that all legal actions, litigations, claims, demands, charges, complaints, investigations, grievances, arbitrations, indictments, grand jury subpoenas or other legal or administrative proceedings arising out of or in connection with this Agreement shall, unless otherwise agreed, be litigated exclusively in, and the parties hereto hereby agree and consent to be subject to the jurisdiction of, the United States District Court for the Southern District of New York and in the absence of such federal jurisdiction, then exclusively in, and  the parties consent to be subject to the jurisdiction of, the courts of the State of New York in the County of New York.  The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such legal action.  Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such legal action by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.  Nothing in this Section 16 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.  The consents to jurisdiction set forth in this Section 16 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as to legal action between the parties hereto as provided in this Section 16.  Each party agrees that any judgment obtained under the selected forum may be enforced in any other applicable forum.

16.

Waiver of Jury Trial.  Each party hereto irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BAYWOOD INTERNATIONAL, INC.

By:	/s/ Neil Reithinger
Name: Neil Reithinger
Title: President and Chief Executive Officer

EMPLOYEE

/s/ Eric Skae
ERIC SKAE

Signature Page –Employment Agreement